Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 21, 2013, relating to the financial statements and financial highlights which appear in the August 31, 2013 Annual Reports to Shareholders of the BofA Treasury Reserves, BofA California Tax-Exempt Reserves, BofA Cash Reserves, BofA Government Plus Reserves, BofA Government Reserves, BofA Connecticut Municipal Reserves, BofA Massachusetts Municipal Reserves, BofA Money Market Reserves, BofA New York Tax-Exempt Reserves, BofA Municipal Reserves and BofA Tax-Exempt Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm”.

Boston, Massachusetts
December 11, 2013